EXHIBIT 21.01

Subsidiaries of the Registrant

Name of Subsidiary	Country/State of Incorporation/Organization
Domainnames.com Brasil Ltda.	Brazil
EMBP 455, LLC	California
EMBP 685, LLC	California
eNIC Corporation	Washington
Garden Acquisition LLC	Delaware
Global Registration Services Limited	United Kingdom
iLove GmbH	Germany
Jamba! GmbH	Germany
Jamba! AG Schweiz	Switzerland
Jamba! BV	Netherlands
JAMBA Service GmbH	Germany
Jamster International Sarl	Switzerland
Lorena Medienagentur GmbH	Germany
Name Engine, Inc.	Delaware
NameSecure, Inc.	Delaware
NS Holding Company	Delaware
Ojom GmbH	Germany
Thawte, Inc.	Delaware
Thawte Consulting (Pty) Ltd	South Africa
Thawte Holdings (Pty) Ltd	South Africa
Thawte On-Line Security Services (Pty) Ltd	South Africa
Thawte Technologies, Inc.	Delaware
The .TV Corporation International	Delaware
TLDS, Inc.	Delaware
VeriSign .US Registrar, Inc.	Delaware
VeriSign Australia (Pty) Limited	Australia
VeriSign Brazil Ltda.	Brazil
VeriSign Canada Limited	Canada
VeriSign Capital Management, Inc.	Delaware
VeriSign Denmark ApS	Denmark
VeriSign Deutschland GmbH	Germany
VeriSign France SA	France
VeriSign France SARL	France
VeriSign Germany Holding GmbH	Germany
VeriSign Holding AB	Sweden
VeriSign Hong Kong Limited	Hong Kong
VeriSign India Private Limited	India
VeriSign International Sarl	Switzerland
VeriSign International Holdings, Inc.	Delaware
VeriSign Italy S.r.l.	Italy
VeriSign Japan K.K.	Japan
VeriSign Korea Ltd.	Korea
VeriSign Naming and Directory Services, Inc.	Delaware
VeriSign Netherlands B.V.	Netherlands
VeriSign Norway AS	Norway
VeriSign Real Estate Holdings, Inc.	Nevada
VeriSign Reinsurance Company, Ltd.	Bermuda
VeriSign Spain S.L.	Spain
VeriSign Sweden AB	Sweden
VeriSign Switzerland SA	Switzerland
VeriSign UK Limited	United Kingdom
Vintage Media Sarl	Switzerland